EXHIBIT 99.1

Gartner	Press Release
CONTACT:
David Cohen
GVP, Investor Relations, Gartner
+1 203 316 6631
investor.relations@gartner.com
Gartner Reports Financial Results for Fourth Quarter 2017
Heritage Gartner Total Contract Value up 16% YoY FX Neutral
Heritage Gartner Fourth Quarter Revenue up 15% YOY and 13% YOY FX Neutral
STAMFORD, Conn., February 6, 2018 — Gartner, Inc. (NYSE: IT), the world's leading research and advisory company, today reported results for fourth quarter and full year 2017 and provided its preliminary financial outlook for 2018. The Company also announced today in a separate Press Release that it has reached a definitive agreement to sell its CEB Talent Assessment business as the outcome of its previously announced review of strategic alternatives.
Consolidated Results Highlights
Our consolidated and segment results below for the three and twelve months ended December 31, 2017 include the results of CEB Inc. ("CEB"), which we acquired on April 5, 2017. References to "heritage Gartner" operating results and business measurements refer to Gartner excluding CEB. References to CEB refer to the operating results and business measurements of CEB subsequent to the acquisition. Our commentary below regarding the impact of CEB is supplemented by a slide presentation which is available as Exhibit 99.2 to the Company's Current Report on Form 8-K furnished to the SEC on February 6, 2018, and on the Company's website.
The Tax Cuts and Jobs Act of 2017 (the "Tax Act") was signed into law on December 22, 2017. The Tax Act requires numerous changes and modifications with varying effective dates. The significant changes that impact Gartner for 2017 are the remeasurement of deferred taxes in connection with the reduction in the corporate statutory income tax rate from 35% to 21% and a one-time mandatory tax on previously deferred foreign earnings. The provisional net impact of these adjustments increased our net income for both the three and twelve months ended December 31, 2017 by $59.6 million. There are also other provisions of the Tax Act that could materially impact Gartner's results in future years.
For fourth quarter 2017 total revenue was $1.0 billion, an increase of 44% over fourth quarter 2016 as reported and 42% on a foreign exchange neutral basis. Heritage Gartner revenue increased 15% on a reported basis and 13% on a foreign exchange neutral basis. Adjusted revenue was $1.1 billion in fourth quarter 2017. Net income was $107.3 million in fourth quarter 2017, while adjusted EBITDA was $220.9 million, a 52% increase over fourth quarter 2016. GAAP diluted income per share was $1.16 in fourth quarter 2017, which includes a favorable impact from the Tax Act of approximately $0.65 per share, compared to $0.79 per share in fourth quarter 2016. Adjusted EPS was $1.17 per share in fourth quarter 2017 compared to $0.97 in fourth quarter 2016. (See “Non-GAAP Financial Measures” below for definitions of our Non-GAAP measures).
For the twelve months ended December 31, 2017, total revenue was $3.3 billion, an increase of 35% on both a reported and foreign exchange neutral basis. Heritage Gartner revenue increased 14% both as reported and foreign exchange neutral. Net income was $3.3 million in the 2017 period. Adjusted EBITDA was $661.0 million in the twelve months ended December 31, 2017 compared to $457.1 million in the same period of 2016, a 45% increase. GAAP diluted income per share was $0.04, which includes a favorable impact from the Tax Act of approximately $0.66 per share, for the twelve months ended December 31, 2017, compared to $2.31 per share for the prior year. Adjusted EPS was $3.31 per share in the 2017 period compared to $2.96 per share in the 2016 period.

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Gene Hall, Gartner’s chief executive officer, commented, "We delivered another great year. In 2017, we drove strong operating results, we closed and largely integrated CEB, and we took steps to support future growth. I continue to be excited about our business, our prospects for growth and our strategy to drive value to our shareholders over the long term."

Segment Results Highlights
Research
Revenue for fourth quarter 2017 was $692.8 million, up 43% compared to fourth quarter 2016 on a reported basis and 40% on a foreign exchange neutral basis. Heritage Gartner revenue increased 19% reported and 17% on a foreign exchange neutral basis in fourth quarter 2017 compared to fourth quarter 2016. The gross contribution margin was 67% and 68% in fourth quarter 2017 and 2016, respectively. Excluding the deferred revenue fair value adjustment related to our recent acquisitions, the gross contribution margin was 69% in fourth quarter 2017.
Heritage Gartner total contract value was $2.2 billion at December 31, 2017, an increase of 15% on a reported basis and 16% on a foreign exchange neutral basis compared to December 31, 2016. CEB contract value was $557.0 million at December 31, 2017. Heritage Gartner client retention was 84% in both fourth quarter 2017 and 2016, while wallet retention was 106% in fourth quarter 2017 and 104% in fourth quarter 2016. CEB wallet retention was 96% in fourth quarter 2017.
Consulting
Revenue for fourth quarter 2017 was $85.3 million compared to $81.1 million for fourth quarter 2016, an increase of 5% on a reported basis and 3% on a foreign exchange neutral basis. The gross contribution margin was 26% in fourth quarter 2017 and 23% in fourth quarter 2016. Fourth quarter 2017 utilization was 64% compared to 65% in fourth quarter 2016. As of December 31, 2017, billable headcount was 682 compared to 628 at December 31, 2016. Backlog was $95.2 million at December 31, 2017 compared to $88.6 million at December 31, 2016.
Events
Revenue for fourth quarter 2017 was $166.5 million compared to $136.3 million in fourth quarter 2016, an increase of 22% on a reported basis and 20% on a foreign exchange neutral basis. Heritage Gartner revenue increased 7% on a reported basis and 5% on a foreign exchange neutral basis in fourth quarter 2017 compared to fourth quarter 2016. Gross contribution margin was 51% in fourth quarter 2017 compared to 54% in the prior year quarter. The Company held a total of 15 events in the fourth quarter of 2017, with the heritage Gartner events business holding 13 events with 26,649 attendees in fourth quarter 2017 compared to 14 events with 24,080 attendees in fourth quarter 2016. CEB held 2 events with 2,538 attendees in fourth quarter 2017.
Talent Assessment & Other
Revenue for fourth quarter 2017 was $70.0 million while gross contribution margin was 60%.
Cash Flow and Balance Sheet Highlights
The Company generated $254.5 million of cash from operating activities in the twelve months ended December 31, 2017 compared to $365.6 million in the same period in 2016. Free Cash Flow was $264.6 million in the twelve months ended December 31, 2017 compared to $347.2 million in the same period in 2016 (See “Non-GAAP Financial Measures” below for the definition of Free Cash Flow). During 2017, the Company used $2.6 billion (net) in cash for acquisitions, $41.3 million to repurchase its common shares, $110.8 million for capital expenditures, and $120.9 million for acquisition, integration, and other non-recurring items. The Company had $538.9 million of cash and cash equivalents and $558.0 million of additional borrowing capacity under its revolving credit facility as of December 31, 2017.

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Financial Outlook for 2018

The table below provides the Company's preliminary financial outlook for full year 2018:

($ in millions, except per share data) (1)

	2018 Projected Range (2)
Revenue:
Research	$3,095	—	$3,145
Consulting	340	—	355
Events	380	—	400
Talent Assessment & Other	280	—	300
Total Revenue (GAAP)	4,095	—	4,200
Deferred revenue fair value adjustment	10	—	10
Total Adjusted Revenue (Non-GAAP)	$4,105	—	$4,210

Operating income (GAAP)	$301		$351

Adjusted EBITDA (Non-GAAP)	750		800

Diluted EPS (GAAP)	1.26		1.66

Adjusted EPS (Non-GAAP)	3.71		4.11

Operating Cash Flow (GAAP)	$460		$510
Acquisition, integration, and other non-recurring payments	126		126
Capital Expenditures	(135)		(145)
Free Cash Flow (Non-GAAP)	$451		$491
(1) See “Non-GAAP Financial Measures” below for definitions of our Non-GAAP metrics.
(2) Includes the Talent Assessment business.
Non-GAAP Financial Measures
Certain financial measures used in this Press Release are not defined by generally accepted accounting principles ("GAAP") and as such are considered non-GAAP financial measures. We provide these measures to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Investors are cautioned that these Non-GAAP financial measures may not be defined in the same manner by other companies and as a result may not be comparable to other similarly titled measures used by other companies. Also, these Non-GAAP financial measures should not be construed as alternatives, or superior, to other measures determined in accordance with GAAP.
The Company's Non-GAAP financial measures are as follows:
Adjusted Revenue: Represents GAAP revenue plus non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract. We believe Adjusted Revenue is an important measure of our recurring operations as it provides a more accurate period-over-period comparison of trends in revenues.
Adjusted EBITDA: Represents GAAP operating income (loss) excluding stock-based compensation expense; depreciation, amortization, and accretion on excess facilities obligations; amortization of adjustments to pre-acquisition deferred revenues; acquisition and integration charges; and other non-recurring items. We believe Adjusted EBITDA is an important measure of our recurring operations as it excludes items not representative of our core operating results.

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Adjusted Net Income: Represents GAAP net income adjusted for the impact of certain items directly related to acquisitions and other non-recurring items. These adjustments include the amortization of acquired intangibles; incremental and directly-related acquisition and integration charges related to the achievement of certain performance targets and employment conditions, as well as legal, consulting, severance, and other costs; the amortization of fair value adjustments on pre-acquisition deferred revenues; the non-recurring impact from the enactment of the Tax Cuts and Jobs Act of 2017; and other non-recurring items. We believe Adjusted Net Income is an important measure of our recurring operations as it excludes items not indicative of our core operating results.

Adjusted EPS: Represents Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities determined in accordance with GAAP plus payments for acquisition and integration items directly-related to our acquisitions and certain non-recurring items; less payments for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that may be available to be used to repay debt obligations, repurchase our stock, invest in future growth through new business development activities, or make acquisitions.
Tables provided in this Press Release provide reconciliations of these Non-GAAP financial measures with the most directly comparable GAAP measure.
Conference Call Information
Gartner has scheduled a conference call at 8:00 a.m. Eastern time on Tuesday, February 6, 2018 to discuss the Company’s financial results for fourth quarter and full year 2017. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-679-8033 and the international dial-in number is 617-213-4846. The participant passcode is 16094527#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 30 days following the call on the Company's website. In addition, a transcript of the call will also be available on the Company's website shortly after the conclusion of the call.
About Gartner

Gartner, Inc. (NYSE: IT), is the world’s leading research and advisory company and a member of the S&P 500. We equip business leaders with indispensable insights, advice and tools to achieve their mission-critical priorities and build the successful organizations of tomorrow. Our unmatched combination of expert-led, practitioner-sourced and data-driven research steers clients toward the right decisions on the issues that matter most. We’re trusted as an objective resource and critical partner by more than 12,000 organizations in more than 100 countries — across all major functions, in every industry and enterprise size. To learn more about how we help decision makers fuel the future of business, visit gartner.com.

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Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected financial results and all other statements in this release other than recitation of historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors that may cause actual results to be materially different.

Such factors include, but are not limited to, the following: our ability to achieve and effectively manage growth, including our ability to integrate our recent acquisitions and consummate and integrate future acquisitions; our ability to pay our debt; our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; the impact of the Tax Cut and Jobs Act of 2017; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, copies of which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov.

Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017 (a)	2016		2017 (a)	2016
Revenues:
Research (b)	$692,799	$485,844	43%	$2,471,280	$1,857,001	33%
Consulting (b)	85,257	81,058	5%	327,661	318,934	3%
Events	166,476	136,315	22%	337,903	268,605	26%
Talent Assessment & Other	69,977	—	100%	174,650	—	100%
Total revenues	1,014,509	703,217	44%	3,311,494	2,444,540	35%
Costs and expenses:
Cost of services and product development	398,378	279,063	43%	1,320,198	945,648	40%
Selling, general and administrative expense	465,371	289,862	61%	1,599,004	1,089,184	47%
Depreciation	18,260	9,782	87%	63,897	37,172	72%
Amortization of intangibles	53,260	6,183	>100%	176,274	24,797	>100%
Acquisition and integration charges	16,346	9,640	70%	158,450	42,598	>100%
Total costs and expenses	951,615	594,530	60%	3,317,823	2,139,399	55%
Operating income (loss)	62,894	108,687	(42)%	(6,329)	305,141	>(100)%
Interest (expense), net	(36,312)	(5,822)	>(100)%	(124,936)	(25,116)	>(100)%
Other income, net	1,795	3,320	(46)%	3,448	8,406	(59)%
Income (loss) before income taxes	28,377	106,185	(73)%	(127,817)	288,431	>(100)%
(Benefit) provision for income taxes	(78,930)	39,700	>(100)%	(131,096)	94,849	>(100)%
Net income (c)	$107,307	$66,485	61%	$3,279	$193,582	>(98)%

Net income per share: (c)
Basic	$1.18	$0.80	48%	$0.04	$2.34	(98)%
Diluted	$1.16	$0.79	47%	$0.04	$2.31	(98)%
Weighted average shares outstanding:
Basic	90,785	82,637	10%	88,466	82,571	7%
Diluted	92,152	83,939	10%	89,790	83,820	7%
(a) Includes CEB results beginning on April 5, 2017, the date of acquisition. The Research segment includes the results of CEB's core subscription-based best practice and decision support research activities. Events includes the results of CEB's former Evanta business and destination event activities, while the Talent Assessment & Other segment includes the results of CEB's previously disclosed Talent Assessment business as well as certain CEB non-subscription based talent products and services.
(b) Effective June 30, 2017, the Company began reporting the results of its strategic advisory services ("SAS") business in the Research segment whereas previously the SAS business was reported with Consulting. The impact of the reclassification was not significant, however, prior periods have been updated to conform to the current period presentation.
(c) Net income for both the three and twelve months ended December 31, 2017 includes a favorable impact of approximately $59.6 million due to the Tax Act. As a result, both basic and diluted earnings per share increased by approximately $0.65 for the three months ended December 31, 2017, and for the twelve months ended December 31, 2017, both basic and diluted increased by approximately $0.66 per share.

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BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 12/31/17 (a), (b)
Research (c)	$692,799	$227,690	$465,109	67%
Consulting	85,257	63,172	22,085	26%
Events	166,476	82,309	84,167	51%
Talent Assessment & Other	69,977	28,240	41,737	60%
TOTAL	$1,014,509	$401,411	$613,098	60%

Three Months Ended 12/31/16 (b)
Research	$485,844	$154,509	$331,335	68%
Consulting	81,058	62,433	18,625	23%
Events	136,315	63,234	73,081	54%
Talent Assessment & Other	—	—	—
TOTAL	$703,217	$280,176	$423,041	60%

Twelve Months Ended 12/31/17 (a), (b)
Research (c)	$2,471,280	$818,266	$1,653,014	67%
Consulting	327,661	234,018	93,643	29%
Events	337,903	174,423	163,480	48%
Talent Assessment & Other	174,650	84,401	90,249	52%
TOTAL	$3,311,494	$1,311,108	$2,000,386	60%

Twelve Months Ended 12/31/16 (b)
Research	$1,857,001	$571,390	$1,285,611	69%
Consulting	318,934	229,200	89,734	28%
Events	268,605	131,950	136,655	51%
Talent Assessment & Other	—	—	—
TOTAL	$2,444,540	$932,540	$1,512,000	62%
(a) Includes CEB results beginning on April 5, 2017, the date of acquisition. The Research segment includes the results of CEB's core subscription-based best practice and decision support research activities. Events includes the results of CEB's former Evanta business and destination event activities, while the Talent Assessment & Other segment includes the results of CEB's previously disclosed Talent Assessment business as well as certain CEB non-subscription based talent products and services.
(b) Effective June 30, 2017, the Company began reporting the results of its strategic advisory services ("SAS") business in the Research segment whereas previously the SAS business was reported with Consulting. The impact of the reclassification was not significant, however, prior periods have been updated to conform to the current period presentation.
(c) The Research gross contribution margin was 69% for both the three and twelve months ended December 31, 2017 excluding the deferred revenue fair value adjustment resulting from our recent acquisitions.

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SELECTED STATISTICAL DATA (unaudited)

	Heritage Gartner		CEB
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Research
Total contract value (a), (b)	$2,213	$1,930	$557	$549
Client retention	84%	84%	na	na
Wallet retention	106%	104%	96%	90%
Client enterprises	11,904	11,122	na	na

Consulting
Backlog (c), (d)	$95,200	$88,600	na	na
Quarterly utilization	64%	65%	na	na
Quarterly billable headcount	682	628	na	na
Average annualized revenue per billable headcount (c)	$371	$372	na	na

Events
Number of events for the quarter (e)	13	14	2	2
Number of attendees for the quarter (e)	26,649	24,080	2,538	1,635
(a) In millions.
(b) The 2016 CEB contract value was calculated based on Gartner's 2017 foreign exchange rates.
(c) In thousands.
(d) The December 31, 2016 heritage Gartner consulting backlog was restated to reflect the reclassification of the SAS business.
(e) Excludes single day, local events.
na - not applicable or not available.
Selected Balance Sheet Data (Unaudited; in thousands):

	December 31,
	2017 (a)	2016
Cash and cash equivalents	$538,908	$474,233
Fees receivable, net	1,176,843	643,013
Total assets	7,283,173	2,367,335
Deferred revenues	1,630,198	989,478
Total current and long-term debt (b)	3,278,845	694,391
Total liabilities	6,299,708	2,306,457
Total stockholders’ equity	$983,465	$60,878
(a) Certain accounts exclude held-for-sale balances.
(b) Net of deferred financing fees.
Selected Cash Flow Data (Unaudited; in thousands):

	Twelve Months Ended December 31,
	2017	2016
Cash provided by operating activities	$254,517	$365,632
Cash paid for capital expenditures	(110,765)	(49,863)
Cash paid for treasury stock	(41,273)	(58,961)
Cash paid for acquisitions, net	(2,634,809)	(34,186)
Cash paid for acquisition, integration, and other non-recurring items	(120,874)	(31,431)
Cash receipts (payments) on debt and debt fees, net	$2,569,391	$(124,975)

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SUPPLEMENTAL INFORMATION
The following tables provide reconciliations of certain Non-GAAP financial measures used in this Press Release with the most directly comparable GAAP measure. See "Non-GAAP Financial Measures" above for definitions of these Non-GAAP financial measures.
Reconciliation - GAAP Revenue to Adjusted Revenue (Unaudited; in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP total revenue	$1,014,509	$703,217	$3,311,494	$2,444,540
Deferred revenue fair value adjustment (a)	50,085	—	205,425	—
Adjusted Revenue	$1,064,594	$703,217	$3,516,919	$2,444,540
(a) The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract.
Reconciliation - Operating Income (Loss) to Adjusted EBITDA (Unaudited; in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP net income	$107,307	$66,485	$3,279	$193,582
Interest expense, net	36,312	5,822	124,936	25,116
Other income, net	(1,795)	(3,320)	(3,448)	(8,406)
Tax (benefit) provision	(78,930)	39,700	(131,096)	94,849
Operating income (loss)	62,894	108,687	(6,329)	305,141
Adjustments:
Stock-based compensation expense (a)	8,972	10,533	61,303	46,661
Depreciation, accretion, and amortization (b)	71,802	15,986	240,900	62,057
Amortization of pre-acquisition deferred revenues (c)	50,085	—	205,425	—
Acquisition & integration charges and other non-recurring items (d)	27,173	9,899	159,680	43,285
Adjusted EBITDA	$220,926	$145,105	$660,979	$457,144
(a) Consists of charges for stock-based compensation awards.
(b) Includes depreciation expense, accretion on excess facilities obligations, and amortization of intangibles.
(c) Consists of the amortization of non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract.
(d) Consists of incremental and directly-related charges from acquisitions and other non-recurring items.

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Reconciliation - GAAP Net Income to Adjusted Net Income and Adjusted EPS (Unaudited; in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP net income	$107,307	$66,485	$3,279	$193,582
Acquisition and other adjustments:
Amortization of acquired intangibles (a)	53,260	6,089	175,992	24,421
Amortization of pre-acquisition deferred revenues (b)	50,085	—	205,425	—
Acquisition & integration charges and other non-recurring items (c), (d)	29,034	9,899	174,310	43,285
Impact of the Tax Cuts and Jobs Act of 2017 (e)	(59,599)	—	(59,599)	—
Tax impact of adjustments (f)	(72,044)	(1,258)	(201,773)	(13,090)
Adjusted net income	$108,043	$81,215	$297,634	$248,198

Diluted shares	92,152	83,939	89,790	83,820

Adjusted EPS (g)	$1.17	$0.97	$3.31	$2.96

(a) Consists of non-cash amortization charges from acquired intangibles.
(b) Consists of the amortization of non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract.
(c) Consists of incremental and directly-related charges related to acquisitions and other non-recurring items.
(d) Includes the amortization and write-off of deferred financing fees for both the three and twelve months ended December 31, 2017, which is recorded in Interest expense, net in the Consolidated Statement of Operations and in the Adjusted EBITDA table presented above.
(e) Consists of the provisional, non-recurring net income tax benefit from the reduction of certain deferred tax liabilities and the repatriation tax on foreign earnings resulting from the Tax Cuts and Jobs Act of 2017.
(f) The effective tax rate was 54% and 36% for the three and twelve months ended December 31, 2017, respectively, and 8% and 19% for the three and twelve months ended December 31, 2016, respectively.
(g) Calculated by dividing Adjusted net income by the weighted average diluted shares outstanding for the respective period.

Reconciliation - GAAP Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP cash provided by operating activities	$22,250	$83,369	$254,517	$365,632
Adjustments:
Plus: cash paid for acquisition, integration, and other non-recurring items	27,270	6,575	120,874	31,431
Less: cash paid for capital expenditures	(35,146)	(12,986)	(110,765)	(49,863)
Free Cash Flow	$14,374	$76,958	$264,626	$347,200

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